Exhibit 10.31
HEALTHWAYS, INC.
2007 STOCK INCENTIVE PLAN, AS AMENDED
PERFORMANCE CASH AWARD AGREEMENT

This PERFORMANCE CASH AWARD AGREEMENT (the “Agreement”) dated as of the GRANT DATE (the “Grant Date”) is by and between Healthways, Inc., a Delaware Company (the “Company”), and PARTICIPANT NAME (the “Grantee”).  Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”).

Section 1.  Performance Cash Award.  The Grantee is hereby granted the right to receive a cash payment in the amount of $SHARES GRANTED (the “Cash Payment”), subject to the terms and conditions of this Agreement and the Plan.

Section 2.  Performance Cycle.  Subject to the vesting provisions of Section 3 hereof, the Grantee shall be eligible to earn the total Cash Payment granted hereunder as follows: one-third of the total Cash Payment during the fiscal year in which the award was granted (year one), one-third of the total Cash Payment during the following fiscal year (year two) and one-third of the total Cash Payment during the next following fiscal year (year three). The first fiscal year of any grant shall hereinafter be referred to as the “Performance Cycle”.  No later than ninety (90) days following the beginning of the Performance Cycle, the Committee shall establish and direct the Company to communicate to the Grantee (i) one or more performance metrics (each, a “Performance Metric”) which will be used during the Performance Cycle and (ii) the methodology for determining, based upon such Performance Metric(s), whether or not the Grantee earned the Cash Payment during the Performance Cycle.  Following the conclusion of the Performance Cycle, the Committee shall determine whether or at what level the Performance Metric(s) established for the Performance Cycle has been met and the amount of the Cash Payment, if any, which was earned by the Grantee in respect to the Performance Cycle.  If one or more of the Performance Metric(s) for the Performance Cycle has not been met, as determined in the sole discretion of the Committee, then the Cash Payment eligible to be earned during the Performance Cycle will be immediately forfeited and the Grantee shall have no further rights to the Cash Payment. The determinations of the Committee under this Section 2 shall be final and conclusive as to the Grantee.

Section 3.  Vesting.

(a)           Vesting Date.  The amount of the Cash Payment earned by the Grantee during the Performance Cycle, if any, (as determined in Section 2 above) shall vest ratably on the first, second, and third anniversary of the Grant Date (each a “Vesting Date”); provided the Grantee remains continuously employed with the Company through each Vesting Date.  If prior to any Vesting Date the Grantee’s employment with the Company is terminated for any reason other than as set forth in Section 3(b) of this Agreement or the Grantee’s employment agreement, then the earned but not vested Cash Payment set forth in this Agreement (including amounts earned in a previous Performance Cycle) shall be immediately forfeited and the Grantee shall have no further rights with respect to such Cash Payment.

(b)           Accelerated Vesting Event.  Notwithstanding the foregoing, if the Grantee dies while employed by the Company or if the Grantee’s employment is terminated by Disability or Retirement (each an “Accelerated Vesting Event”), the Grantee shall be entitled to receive the amount of the Cash Payment previously earned by the Grantee during any Performance Cycle(s) which ended on or prior to the Accelerated Vesting Event.  For illustrative purposes only, in the event a Grantee’s employment is terminated by reason of death, Disability or Retirement during year two and the Performance Metrics for the Performance Cycle were achieved, then the Grantee shall be entitled to receive the Cash Payment earned based on meeting the Performance Metrics for the Performance Cycle. The terms of any applicable employment agreement between Grantee and Company shall supersede the terms and conditions set forth in this Section 3(b).

Section 4.  Distribution of the Cash Payment.

(a)           The portion of the Cash Payment which (i) is earned by the Grantee during the Performance Cycle pursuant to Section 2 above and (ii) becomes vested as of each Vesting Date (as determined in Section 3(a) above) shall be distributed to the Grantee within ninety (90) days (as determined by the Company in its sole discretion) of the Vesting Date.

(b)           Notwithstanding the forgoing, in the event of the occurrence of an Accelerated Vesting Event, the portion of the Cash Payment which (i) is earned during the Performance Cycle pursuant to Section 2 above and (ii) becomes vested due to an Accelerated Vesting Event, shall be distributed to the Grantee between January 1 and March 31 of the year following the year in which the Accelerated Vesting Event occurs.

Section 5.  Tax Withholding.  The Company may withhold from any distribution of the Cash Payment an amount equal to such federal, state or local taxes or as otherwise shall be required to be withheld pursuant to any applicable law or regulation.

Section 6.  Change of Control.  Unless the Committee otherwise determines, if before the Vesting Date described in Section 3(a) above or an Accelerated Vesting Event as described in Section 3(b) above, there occurs a Change in Control, the entire amount of the Cash Payment (to the extent not previously vested or forfeited) shall be deemed fully vested and shall be paid to the Grantee at the time of the Change in Control.

Section 7.  No Right to Continued Employment.  This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company, and, except as expressly set forth herein, the Company may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan.

Section 8.  Cash Payment Award Subject to Recoupment Policy. The award of the Cash Payment is subject to the Healthways, Inc. Compensation Recoupment Policy (the “Policy”).  The award of the Cash Payment, or any amount traceable to the award of the Cash Payment, shall be subject to the recoupment obligations described in the Policy.

Section 9.  Adjustments.  The Committee may make adjustments in the terms and conditions of, and the criteria included in this Agreement, as supplemented by the Performance Metric(s) and methodology communicated to the Grantee annually, in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and this Agreement; provided, that the circumstances under which such adjustments shall be made to a Covered Employee that would increase the amount of the Cash Payment otherwise earned shall be set forth at the time the relevant Performance Metric is established.

Section 10.  Plan Governs.  The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

Section 11.  Confidentiality, Non-solicitation and Non-Compete.  It is the interest of all Grantees to protect and preserve the assets of the Company. In this regard, in consideration for granting the Grantee the rights hereunder and as conditions of Grantee's receipt of any Cash Payment, Grantee acknowledges and agrees that:

11.1  Confidentiality.  In the course of Grantee's employment, Grantee will have access to trade secrets and other confidential information of the Company and its clients. Accordingly, Grantee agrees that, without the prior written consent of the Company, Grantee will not, other than in the normal conduct of the Company's business affairs, divulge, furnish, publish or use for personal benefit or for the direct or indirect benefit of any other person or business entity, whether or not for monetary gain, any trade secrets or confidential or proprietary information of the Company or its clients, including without limitation, any information relating to any business methods, marketing and business plans, financial data, systems, customers, suppliers, policies, procedures, techniques or research developed for the benefit of the Company or its clients. Proprietary information includes, but is not limited to, information developed by the Grantee for the Company while employed by the Company. The obligations of the Grantee under this paragraph will continue after the Grantee has left the employment of the Company. Grantee agrees that upon leaving the employment of the Company, Grantee will return to the Company all property and confidential information in the Grantee's possession and agrees not to copy or otherwise record in any way such information.

11.2  Non-Solicitation.  While employed by the Company and for a period of one year thereafter, Grantee shall not, upon Grantee's own behalf or on behalf of any other person or entity, directly or indirectly, (a) hire or solicit to leave the employ of the Company any person employed by or under contract as an independent contractor to the Company; or (b) contact, solicit, entice away, or divert any business provided by the Company from any person or entity who is a client or with whom the Company was engaged in discussions as a potential client within one year prior to the date of termination of Grantee.

11.3  Non-Compete.  While employed by Company and continuing during the period while any amounts are being paid to Grantee and for a period of twelve (12) months thereafter, the Grantee will not own or be employed by or assist anyone else in the conduct of any business (i) which is in competition with any business conducted by the Company or (ii) which Grantee knows the Company was actively evaluating for possible entry, in either case in the United States or in any other jurisdiction in which the Company is engaged in business or has been engaged in business during Grantee’s employment by the Company, or in such jurisdictions where Grantee knows the Company is actively pursuing business opportunities at the time of Grantee’s termination of employment with the Company; provided that ownership of five percent (5%) or less of the voting stock of any public company shall not constitute a violation hereof.  The terms of any applicable employment agreement between Grantee and Company shall supersede the terms and conditions set forth in this Section 11.3.

In the event Grantee breaches any provisions of this Section 11, this Agreement shall immediately expire, the Grantee shall have no further rights with respect to the Cash Payment, and the Company shall be entitled to seek other appropriate remedies it may have available to limit its damages from such breach.

Section 12.  Repayment of Certain Amounts. If any of the Company's financial statements are required to be restated, resulting from errors, omissions, or fraud, and if, as a result, it is determined that any Cash Payment paid to Grantee as described above was greater than the amount that should otherwise have been accrued and payable hereunder (the excess an “Excess Payment”), then the Company shall be entitled to recover the Excess Payment, if any.

Section 13.  Miscellaneous.

13.1  Entire Agreement.  This Agreement and the Plan, as supplemented by the Performance Metric(s) and methodology communicated to the Grantee annually, contain the entire understanding and agreement between the Company and the Grantee concerning the Cash Payment granted hereby, and supersede any prior or contemporaneous negotiations and understandings.  The Company and the Grantee have made no promises, agreements, conditions, or understandings relating to the Cash Payment, either orally or in writing, that are not included in this Agreement or the Plan.

13.2.  Severability.  If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or the award of the Cash Payment, or would disqualify the Plan or the Cash Payment under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Cash Payment, such provision shall be stricken as to such jurisdiction, person or Cash Payment, and the remainder of the Plan and Agreement shall remain in full force and effect.

13.3  Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

13.4  Counterparts.  This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

13.5  Notice.  All notices required to be given with respect to the Cash Payment shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Healthways, Inc. 701 Cool Springs Boulevard Franklin, Tennessee 37067

To the Grantee (Grantee name and address)
PARTICIPANT NAME
Address on File
At Healthways

13.6  Amendment.  Subject to the restrictions contained in the Plan, the Committee may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 9 above, no such amendment shall impair the rights of the Grantee hereunder without the Grantee's consent.

13.7  Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representative and permitted assignees.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee's heirs, executors, administrators, successors and assignees.

13.8  Governing Law.  The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

13.9.  Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

13.10.            No Guarantee of Favorable Tax Treatment.  Although the Company intends to administer this Agreement so that any Cash Payments will be exempt from, or will comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company does not warrant that any Cash Payments made under this Agreement will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law.  The Company shall not be liable to the Grantee for any tax, interest, or penalties that Grantee might owe as a result of any Cash Payments made under this Agreement.

13.11.  Delay of Payments Pursuant to Section 409A.  It is intended that the Cash Payment eligible to be made under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Grantee’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Grantee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Grantee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payment shall be delayed until the date that is six (6) months after the date of the Grantee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Grantee’s death.  Any payments delayed pursuant to this Section 12.12 shall be made in a lump sum on the first day of the seventh month following the Grantee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Grantee’s death.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement to be effective as of the day and year first above written.

HEALTHWAYS, INC.

By: /s/ Ben R. Leedle, Jr.
Name: Ben R. Leedle, Jr.
Title: Chief Executive Officer

GRANTEE: PARTICIPANT NAME

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